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EXHIBIT 5

Opinion and Consent of Brobeck, Phleger & Harrison LLP

May 30, 2002

ValueClick, Inc.
4360 Park Terrace Drive, Suite 100
Westlake Village, California 91361

Re:	ValueClick, Inc.—Registration Statement for Offering of an Aggregate of 17,900,728 Shares of Common Stock (the "Shares")

Dear Ladies and Gentlemen:

        We have acted as counsel to ValueClick, Inc., a Delaware corporation (the "Company"), in connection with the registration on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), of (1) 3,904,642 shares of the Company's common stock for issuance under the Be Free, Inc. Amended and Restated 1998 Stock Incentive Plan, as assumed by the Company (the "Be Free Plan"), (2) 23,851 shares of the Company's common stock for issuance under the TriVida Corporation 1998 Equity Incentive Plan, as assumed by the Company (the "TriVida Plan") and 13,972,235 shares of the Company's common stock for issuance under the ValueClick, Inc. 2002 Stock Incentive Plan (the "ValueClick Plan" and together with the Be Free Plan and the TriVida Plan, the "Option Plans").

        This opinion is being furnished in accordance with the requirements of Item 8 of Form S-8 and Item 601(b)(5)(i) of Regulation S-K.

        We have reviewed the Company's charter documents and the corporate proceedings taken by the Company in connection with (1) the assumption of the Be Free Plan and TriVida Plan and the outstanding options granted pursuant to those plans and (2) the establishment of the ValueClick Plan. Based on such review, we are of the opinion that, if, as and when the Shares have been issued and sold (and the consideration therefor received) pursuant to (a) the provisions of stock option agreements duly authorized under the Option Plans and in accordance with the Registration Statement and (b) duly authorized direct stock issuances under the ValueClick Plan effected in accordance with the Registration Statement, such Shares will be duly authorized, legally issued, fully paid and nonassessable.

        We consent to the filing of this opinion letter as Exhibit 5 to the Registration Statement. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, the rules and regulations of the Securities and Exchange Commission promulgated thereunder, or Item 509 of Regulation S-K.

        This opinion letter is rendered as of the date written above and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Option Plans or the Shares.

Very truly yours,
/s/ BROBECK, PHLEGER & HARRISION LLP
BROBECK, PHLEGER & HARRISON LLP

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Opinion and Consent of Brobeck, Phleger & Harrison LLP